Exhibit 99.1

Rigel Reports Fourth Quarter and Full Year 2024 Financial Results and Provides Business Update

•	Fourth quarter 2024 total revenue of approximately $57.6 million, which includes TAVALISSE® net product sales of $31.0 million, REZLIDHIA® net product sales of $7.4 million and GAVRETO® net product sales of $8.1 million

•	2024 total revenue of approximately $179.3 million, which includes TAVALISSE® net product sales of $104.8 million, REZLIDHIA® net product sales of $23.0 million and GAVRETO® net product sales of $17.1 million

•	R289 granted Fast Track designation for the treatment of previously-treated transfusion dependent lower-risk MDS and Orphan Drug designation for the treatment of MDS by the FDA

•	2025 Outlook: Total revenue of approximately $200 to $210 million

•	Conference call and webcast scheduled today at 4:30 p.m. Eastern Time

SOUTH SAN FRANCISCO, Calif., March 4, 2025 /PRNewswire/ -- Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL), a commercial stage biotechnology company focused on hematologic disorders and cancer, today reported financial results for the fourth quarter and full year ended December 31, 2024, including sales of TAVALISSE® (fostamatinib disodium hexahydrate) for the treatment of chronic immune thrombocytopenia (ITP); REZLIDHIA® (olutasidenib) for the treatment of relapsed or refractory (R/R) mutated isocitrate dehydrogenase-1 (mIDH1) acute myeloid leukemia (AML); and GAVRETO® (pralsetinib) for the treatment of metastatic rearranged during transfection (RET) fusion-positive non-small cell lung cancer (NSCLC) and advanced or metastatic thyroid cancer, and recent business progress.

“2024 was a year of significant accomplishments for Rigel. We continued to focus on commercial expansion and execution, achieving record net product sales of $144.9 million, an increase of 39% compared to 2023. Coupled with Rigel’s commitment to financial discipline, for the first time we generated full-year net income of more than $17 million and increased our cash balances by more than $20 million,” said Raul Rodriguez, Rigel’s president and CEO. “These outstanding commercial and financial results provide us the resources to advance our promising internal development programs in 2025, including our ongoing Phase 1b clinical study of R289 for the treatment of lower-risk MDS and the initiation of a Phase 2 clinical study of olutasidenib for the treatment of recurrent glioma.”

Business Update

Commercial

•	Commercial strength continued in the fourth quarter for all products with record bottles shipped to patients and clinics and total bottles sold.

•	The following table summarizes total bottles shipped for the fourth quarter:

	TAVALISSE	REZLIDHIA	GAVRETO*
Bottles shipped to patients and clinics	2,855	503	874
Change in bottles remaining in distribution channel	317	62	64
Total bottles shipped	3,172	565	938

*GAVRETO bottle count represents 60-count bottle equivalent

•	Rigel’s partner Kissei Pharmaceutical Co., Ltd. (Kissei) announced in January that The Korean Ministry of Food and Drug Safety approved TAVALISSE for the treatment of thrombocytopenia in adult patients with chronic idiopathic thrombocytopenic purpura who have had an insufficient response to a previous treatment. In the first quarter of 2025, Rigel will recognize a $3.0 million regulatory milestone earned from Kissei in connection with the approval.

•	In December, Rigel’s partner Knight Therapeutics announced Mexico’s Comisión Federal para la Protección contra Riesgos Sanitarios approved TAVALISSE for the treatment of thrombocytopenia in adult patients with chronic immune thrombocytopenia who have had an insufficient response to a previous treatment.

•	Rigel entered into an exclusive license agreement with Dr. Reddy’s Laboratories Ltd. (Dr. Reddy’s) in November to develop and commercialize REZLIDHIA in all potential indications throughout Dr. Reddy’s territory, which includes Latin America, South Africa, certain countries in the Commonwealth of Independent States (CIS), India, certain countries in Southeast Asia and North Africa, Australia and New Zealand. Rigel received an upfront cash payment of $4.0 million with the potential for up to $36.0 million in future regulatory and commercial milestone payments.

Clinical Development

•	R289[1], a novel and selective dual IRAK1/4 inhibitor, has been granted Fast Track designation for the treatment of previously-treated transfusion dependent lower-risk MDS and Orphan Drug designation for the treatment of MDS by the U.S. Food and Drug Administration (FDA).

•	Rigel continues to advance its Phase 1b clinical study evaluating the safety, tolerability, pharmacokinetics, and preliminary efficacy of R289 in patients with relapsed or refractory (R/R) lower-risk myelodysplastic syndrome (MDS). Enrollment in the fifth dose level (500mg / 250mg split dose) is complete and the new sixth dose level (500 mg twice daily) is now open for enrollment.

•	Rigel presented initial data from the ongoing Phase 1b clinical study of R289 at the 66th American Society of Hematology (ASH) Annual Meeting and Exposition in December, demonstrating that R289 was generally well tolerated with preliminary signs of efficacy in this heavily pretreated R/R lower-risk MDS patient population, the majority of whom were high transfusion burden (HTB) at baseline. Also at the ASH Annual Meeting, four posters were presented on olutasidenib, which included data that adds to the growing body of evidence supporting the benefits of its use in patients with mIDH1 AML.

•	CONNECT, an international collaborative network of pediatric cancer centers, in collaboration with Rigel, opened for enrollment the “TarGet-D” study, a Phase 2 study (NCT06161974) evaluating olutasidenib in combination with temozolomide, followed by olutasidenib monotherapy, as maintenance therapy for newly diagnosed adolescent and young adult patients (ages 12 to 39 years) with a high-grade glioma (HGG) harboring an IDH1 mutation.

•	Rigel and The University of Texas MD Anderson Cancer Center (MD Anderson) have now opened for enrollment the four studies outlined in the multi-year strategic development alliance. Olutasidenib will be studied in disease areas where mIDH1 can play a role, including AML; higher-risk MDS, chronic myelomonocytic leukemia (CMML) and advanced myeloproliferative neoplasms (MPN); clonal cytopenia of undetermined significance (CCUS) and lower-risk MDS/CMML; and as post-transplant maintenance therapy.

•	In November, the National Comprehensive Cancer Network® (NCCN®) added olutasidenib to the latest NCCN Clinical Practice Guidelines in Oncology (NCCN Guidelines®) for Myelodysplastic Syndromes. Olutasidenib was added as a recommended option to the following treatment algorithms: Management of Lower-Risk Disease, Management of Lower-Risk Disease - Evaluation of Related Anemia and Management of Higher-Risk Disease, and was recommended as NCCN Category 2B in all circumstances. If mIDH1 positive, olutasidenib was either recommended as a single agent, in combination with azacitidine, or both.*

*NCCN makes no warranties of any kind whatsoever regarding their content, use or application and disclaims any responsibility for their application or use in any way.

Publication Highlights

•	A paper titled “Long-term safety and efficacy of fostamatinib in Japanese patients with primary immune thrombocytopenia,” was published in January by Masataka Kuwana, M.D., Ph.D., professor and chairman of the Department of Allergy and Rheumatology at Nippon Medical School Graduate School of Medicine in the International Journal of Hematology. The paper reported the 3-year safety and efficacy data from the Phase 3 trial of fostamatinib in Japanese patients with ITP, which included no new safety signals and a sustained platelet response during treatment.

•	A paper titled “Olutasidenib in combination with azacitidine induces durable complete remissions in patients with relapsed or refractory mIDH1 acute myeloid leukemia: a multicohort open-label phase 1/2 trial,” was published in January by Jorge E. Cortes, M.D., Director, Georgia Cancer Center, Cecil F. Whitaker Jr., GRA Eminent Scholar Chair in Cancer, and Phase 2 trial investigator, in the Journal of Hematology and Oncology.

•	A paper titled “Olutasidenib demonstrates significant clinical activity in mutated IDH1 acute myeloid leukaemia arising from a prior myeloproliferative neoplasm,” was published in December by Stéphane de Botton, M.D., Ph.D., head of translational research in hematology, Institut Gustave Roussy, France, in the British Journal of Haematology.

Fourth Quarter and Full Year 2024 Financial Update

For the fourth quarter ended December 31, 2024, total revenues were $57.6 million, consisting of $31.0 million in TAVALISSE net product sales, $7.4 million in REZLIDHIA net product sales, $8.1 million in GAVRETO net product sales, and $11.1 million in contract revenue from collaborations. TAVALISSE net product sales grew 21% compared to $25.7 million in the same period of 2023. REZLIDHIA net product sales grew 92% compared to $3.9 million in the same period of 2023. GAVRETO became commercially available from Rigel in June 2024. Contract revenue from collaborations primarily consisted of a $4.0 million upfront cash payment from Dr. Reddy’s; $3.6 million of revenue from Grifols S.A. (Grifols) related to delivery of drug supplies and earned royalties; $2.9 million of revenue from Kissei Pharmaceutical Co., Ltd. (Kissei) related to delivery of drug supplies; and $0.3 million of revenue from Medison Pharma Trading AG (Medison) related to delivery of drug supplies and earned royalties.

Total costs and expenses were $40.9 million compared to $33.8 million for the same period of 2023. The increase in costs and expenses was mainly due to higher research and development costs driven by timing of clinical activities, increased personnel-related costs and increased commercial-related activities. In addition, cost of product sales increased, driven primarily by increased products sales, higher royalties and a sublicensing revenue fee, and higher amortization of intangible assets.

Rigel reported net income of $14.3 million, or $0.81 basic and $0.80 diluted per share, compared to a net income of $0.7 million, or $0.04 basic and diluted per share, for the same period of 2023. The basic and diluted share and per share amounts for the prior period have been restated to reflect the 1-for-10 reverse stock split effected on June 27, 2024 on a retroactive basis.

For the full year 2024, total revenues were $179.3 million, consisting of $104.8 million in TAVALISSE net product sales, $23.0 million in REZLIDHIA net product sales, $17.1 million in GAVRETO net product sales, and $34.4 million in contract revenue from collaborations. TAVALISSE net product sales grew 12% compared to $93.7 million in the same period of 2023. REZLIDHIA net product sales grew 118% compared to $10.6 million in the same period of 2023. As mentioned above, GAVRETO became commercially available from Rigel in June 2024. Contract revenue from collaborations primarily consisted of $20.4 million from Kissei related to an upfront fee from sublicensing olutasidenib and delivery of drug supplies; $9.1 million from Grifols and $0.5 million from Medison related to delivery of drug supplies and earned royalties; and $4.0 million from Dr. Reddy’s related to an upfront fee from sublicensing olutasidenib.

Total costs and expenses were $155.1 million compared to $137.4 million for the same period of 2023. The increase in costs and expenses was mainly due to higher cost of product sales driven primarily by increased products sales, sublicensing revenue fees and increased royalties and amortization of intangible assets. In addition, there were increases in personnel-related costs, stock-based compensation expense and commercial-related expenses. These increases were partially offset by decreased research and development costs due to the timing of clinical trial activities related to R289, Rigel’s dual IRAK 1/4 inhibitor program, as well as reduced trial activities related to the completed Phase 3 clinical trial of fostamatinib in patients with warm antibody hemolytic anemia (wAIHA).

Rigel reported net income of $17.5 million, or $0.99 basic and diluted per share, compared to a net loss of $25.1 million, or $1.44 basic and diluted per share, for the same period of 2023. As discussed above, the share and per share amounts have been restated to reflect the 1-for-10 reverse stock split on a retroactive basis for the respective periods presented.

Cash, cash equivalents and short-term investments as of December 31, 2024 was $77.3 million, compared to $61.1 million as of September 30, 2024 and $56.9 million as of December 31, 2023.

2025 Outlook

Rigel anticipates 2025 total revenue of approximately $200 to $210 million, including:

•	Net product sales of approximately $185 to $192 million.

•	Contract revenues from collaborations of approximately $15 to $18 million.

The company anticipates it will report positive net income for the full year 2025, while funding existing and new clinical development programs.

Conference Call and Webcast with Slides Today at 4:30pm Eastern Time

Rigel will hold a live conference call and webcast today at 4:30pm Eastern Time (1:30pm Pacific Time).

Participants can access the live conference call by dialing (877) 407-3088 (domestic) or (201) 389-0927 (international). The conference call will also be webcast live and can be accessed from the Investor Relations section of the company's website at www.rigel.com. The webcast will be archived and available for replay after the call via the Rigel website.

About ITP

In patients with immune thrombocytopenia (ITP), the immune system attacks and destroys the body’s own blood platelets, which play an active role in blood clotting and healing. Common symptoms of ITP are excessive bruising and bleeding. Patients suffering with chronic ITP may live with an increased risk of severe bleeding events that can result in serious medical complications or even death. Current therapies for ITP include steroids, blood platelet production boosters (TPO-RAs), and splenectomy. However, not all patients respond to existing therapies. As a result, there remains a significant medical need for additional treatment options for patients with ITP.

About AML
Acute myeloid leukemia (AML) is a rapidly progressing cancer of the blood and bone marrow that affects myeloid cells, which normally develop into various types of mature blood cells. AML occurs primarily in adults and accounts for about 1 percent of all adult cancers. The American Cancer Society estimates that there will be about 22,010 new cases in the United States, most in adults, in 2025.2

Relapsed AML affects about half of all patients who, following treatment and remission, experience a return of leukemia cells in the bone marrow.3 Refractory AML, which affects between 10 and 40 percent of newly diagnosed patients, occurs when a patient fails to achieve remission even after intensive treatment.4 Quality of life declines for patients with each successive line of treatment for AML, and well-tolerated treatments in relapsed or refractory disease remain an unmet need.

About NSCLC
It is estimated that over 226,000 adults in the U.S. will be diagnosed with lung cancer in 2025. Lung cancer is the leading cause of cancer death in the U.S, with non-small cell lung cancer (NSCLC) being the most common type accounting for 85-90% of all lung cancer diagnoses.5 RET fusions are implicated in approximately 1-2% of patients with NSCLC.6

About TAVALISSE®
TAVALISSE (fostamatinib disodium hexahydrate) tablets is indicated for the treatment of thrombocytopenia in adult patients with chronic immune thrombocytopenia (ITP) who have had an insufficient response to a previous treatment.

Please click here for Important Safety Information and Full Prescribing Information for TAVALISSE.

About REZLIDHIA®
REZLIDHIA is indicated for the treatment of adult patients with relapsed or refractory acute myeloid leukemia (AML) with a susceptible isocitrate dehydrogenase-1 (IDH1) mutation as detected by an FDA-approved test.

Please click here for Important Safety Information and Full Prescribing Information, including Boxed WARNING, for REZLIDHIA.

About GAVRETO®
GAVRETO is indicated for the treatment of adult patients with metastatic rearranged during transfection (RET) fusion-positive non-small cell lung cancer (NSCLC) as detected by an FDA-approved test and adult and pediatric patients 12 years of age and older with advanced or metastatic RET fusion-positive thyroid cancer who require systemic therapy and who are radioactive iodine-refractory (if radioactive iodine is appropriate).*

*Thyroid indication is approved under accelerated approval based on overall response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trial(s).

Please click here for Important Safety Information and Full Prescribing Information for GAVRETO.

To report side effects of prescription drugs to the FDA, www.fda.gov/medwatch or call 1-800-FDA-1088 (800-332-1088).

TAVALISSE, REZLIDHIA and GAVRETO are registered trademarks of Rigel Pharmaceuticals, Inc.

About Rigel
Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) is a biotechnology company dedicated to discovering, developing and providing novel therapies that significantly improve the lives of patients with hematologic disorders and cancer. Founded in 1996, Rigel is based in South San Francisco, California. For more information on Rigel, the Company's marketed products and pipeline of potential products, visit www.rigel.com.

1.	R289 is an investigational compound not approved by the FDA.

2.	The American Cancer Society. Key Statistics for Acute Myeloid Leukemia (AML). Revised January 16, 2025. Accessed January 31, 2025: https://www.cancer.org/cancer/acute-myeloid-leukemia/about/key-statistics.html

3.	Leukaemia Care. Relapse in Acute Myeloid Leukaemia (AML). Version 3. Reviewed October 2021. Accessed January 31, 2025: https://media.leukaemiacare.org.uk/wp-content/uploads/Relapse-in-Acute-Myeloid-Leukaemia-AML-Web-Version.pdf

4.	Thol F, Schlenk RF, Heuser M, Ganser A. How I treat refractory and early relapsed acute myeloid leukemia. Blood (2015) 126 (3): 319-27. Accessed January 31, 2025. doi: https://doi.org/10.1182/blood-2014-10-551911

5.	The American Cancer Society. Key Statistics for Lung Cancer. Revised January 16, 2025. Accessed January 31, 2025: https://www.cancer.org/cancer/types/lung-cancer/about/key-statistics.html

6.	Kato, S. et al. RET Aberrations in Diverse Cancers: Next-Generation Sequencing of 4,871 Patients. Clin Cancer Res. 2017;23(8):1988-1997 doi: 10.1158/1078-0432.CCR-16-1679

Forward Looking Statements
This press release contains forward-looking statements relating to, among other things, expected commercial and financial results for the fourth quarter and year ended December 31, 2024, projected financial performance and outlook for 2025, expectations to grow and advance our commercial portfolio and hematology and oncology pipeline, results of our study of R289 in lower-risk MDS including safety and efficacy data, continued ability for developing and commercializing TAVALISSE, REZLIDHIA, and GAVRETO domestically and in certain international markets, and expectations for Rigel’s partnering and collaboration efforts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements can be identified by words such as “anticipates”, “plan”, “outlook”, “potential”, “may”, “look to”, “expects”, “will”, “initial”, “promising”, and similar expressions in reference to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Rigel’s current beliefs, expectations, and assumptions and hence they inherently involve significant risks, uncertainties and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the commercialization and marketing of fostamatinib, olutasidenib and pralsetinib; risks that the FDA, European Medicines Agency, PMDA or other regulatory authorities may make adverse decisions regarding fostamatinib, pralsetinib or olutasidenib; risks that clinical trials may not be predictive of real-world results or of results in subsequent clinical trials; risks that fostamatinib, pralsetinib or olutasidenib may have unintended side effects, adverse reactions or incidents of misuses; the availability of resources to develop Rigel’s product candidates; market competition; as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and subsequent filings. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Rigel does not undertake any obligation to update forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Contact for Investors & Media:

Investors:
Rigel Pharmaceuticals, Inc.
650.624.1232
ir@rigel.com

Media:
David Rosen
Argot Partners
646.461.6387
david.rosen@argotpartners.com

RIGEL PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(unaudited)
Revenues:
Product sales, net	$46,522	$29,539	$144,902	$104,294
Contract revenues from collaborations	11,074	6,153	34,376	11,488
Government contract	—	100	—	1,100
Total revenues	57,596	35,792	179,278	116,882
Costs and expenses:
Cost of product sales	5,789	3,790	18,647	7,110
Research and development (see Note A)	5,632	3,186	23,380	24,522
Selling, general and administrative (see Note A)	29,520	26,850	113,059	105,741
Total costs and expenses	40,941	33,826	155,086	137,373
Income (loss) from operations	16,655	1,966	24,192	(20,491)
Interest income	522	678	2,092	2,272
Interest expense	(1,955)	(1,907)	(7,918)	(6,872)
Income (loss) before income taxes	15,222	737	18,366	(25,091)
Provision for income taxes	881	-	881	-
Net income (loss)	$14,341	$737	$17,485	$(25,091)

Net income (loss) per share (1)
Basic	$0.81	$0.04	$0.99	$(1.44)
Diluted	$0.80	$0.04	$0.99	$(1.44)
Weighted average shares used in computing net income (loss) per share(1)
Basic	17,647	17,437	17,579	17,401
Diluted	17,986	17,446	17,687	17,401

Note A
Stock-based compensation expense included in:
Selling, general and administrative	$1,812	$1,585	$10,879	$6,712
Research and development	275	348	1,514	2,094
	$2,087	$1,933	$12,393	$8,806

(1) Share and per share amounts have been restated to reflect the 1-for-10 reverse stock split effected on June 27, 2024 on a retroactive basis for the respective periods presented.

SUMMARY BALANCE SHEET DATA

(in thousands)

	As of December 31,
	2024	2023
Cash, cash equivalents and short-term investments	$77,321	$56,933
Total assets	163,976	117,225
Stockholders' equity (deficit)	3,288	(28,644)